Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS FIRST QUARTER

2016 RESULTS OF OPERATIONS

Bensenville, Ill. – May 10, 2016— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, optical and semiconductor industries, today reported financial results for its first quarter ended March 31, 2016.

The Company reported first quarter revenue of $4.3 million, up $1.8 million from the prior quarter revenue of $2.5 million due primarily to increased wafer sales, particularly PSS wafer sales which accounted for most of the increase. Another significant rise is PSS wafer sales is expected in the third quarter based on current customer projections.

Bill Weissman, Rubicon’s CEO, said, “We expect meaningful increases in six-inch PSS sales over the course of this year because of our large diameter capability and vertical integration. We are working diligently to reduce wafer cost in order to fully benefit from this opportunity.”

The Company’s first quarter GAAP loss per share was $0.28 as compared with a GAAP loss of $0.49 in the prior quarter, which included certain non-cash charges. The fourth quarter non-GAAP loss per share excluding those charges was $0.38.

The Company also continues to work on developing its optical sapphire business and reiterated its expectations of moving two new technologies into production this year, as LANCE large window growth and SapphirEX coating technologies (patents pending) both reported additional important milestones being met in the quarter.

Excess sapphire capacity in the market continues to depress sapphire pricing. As a consequence, the Company has been limiting the amount of two and four-inch core sold in recent quarters due to the particularly challenging pricing. The Company continues to work with developers of some very interesting potential new applications for sapphire which could open up new markets.

Mr. Weissman added, “We continue to work with the developers of some very interesting potential new applications for sapphire which fit particularly well with Rubicon’s unique set of sapphire knowledge and capabilities. Over the next several months, we expect to see meaningful developments in some of these new market opportunities, as well as developments in our new technologies and further progress in product cost reductions. As these projects unfold, our management team and Board of Directors will continue to make strategic decisions that we believe will maximize Rubicon’s value.”

Second Quarter 2016 Guidance

The Company expects second quarter revenue and GAAP loss per share to be similar to the first quarter. Revenue growth is expected to resume in the third quarter primarily from increasing PSS wafer sales.

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on May 10, 2016 to review the first quarter 2016 results and the second quarter outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon’s website at http://ir.rubicontechnology.com. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. Eastern time on May 17, 2016, and can be accessed by dialing (877) 344-7529 or (412) 317-0088 (international). Callers should reference conference ID 10085975. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is a vertically integrated advanced materials provider specializing in monocrystalline sapphire for applications in light-emitting diodes (LEDs), optical systems and specialty electronic devices. Rubicon has a proprietary technology platform and expertise extending from the preparation of raw aluminum oxide through sapphire crystal growth and fabrication to large-diameter polished sapphire windows and wafers and patterned sapphire substrates (PSS), enabling Rubicon to supply custom sapphire products with superior quality and precision. Rubicon is ISO 9001 certified and ITAR registered.

Further information is available at http://www.rubicontechnology.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first quarter of 2016, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include changes in the average selling prices of sapphire products, our successful development and market acceptance of new products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the Company’s 2015 Form 10-K as amended and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

Dee Johnson

Vice President, Investor Relations

847-457-3426

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	March 31,
	2016	2015
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$21,290	$25,127
Restricted cash	186	179
Short-term investments	3,115	15,876
Accounts receivable, net	1,938	7,553
Inventories	20,853	21,798
Other current assets	6,308	8,920

Total current assets	53,690	79,453
Property and equipment, net	56,476	104,593
Other assets	1,171	1,604

Total assets	$111,337	$185,650

Liabilities and Stockholders’ Equity
Accounts payable	$3,474	$2,640
Accrued and other current liabilities	2,443	1,845

Total current liabilities	5,917	4,485
Deferred tax liability	395	622

Total liabilities	6,312	5,107

Stockholders’ equity	105,025	180,543

Total liabilities and stockholders’ equity	$111,337	$185,650

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended March 31,
	2016	2015
Revenue	$4,287	$8,910
Cost of goods sold	9,706	14,019

Gross loss	(5,419)	(5,109)
General and administrative expenses	1,767	2,068
Sales and marketing expenses	391	338
Research and development expenses	579	433

Total operating expenses	2,737	2,839

Loss from operations	(8,156)	(7,948)
Other income:
Interest (expense) income and other, net	672	(364)

Loss before income taxes	(7,484)	(8,312)
Income tax benefit (expense)	151	(36)

Net loss	$(7,333)	$(8,348)

Net loss per common share:
Basic	($0.28)	($0.32)
Diluted	($0.28)	($0.32)
Weighted average common shares outstanding used in computing net loss per common share, basic and diluted:	26,226,614	26,129,276

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended March 31,
	2016	2015
Cash flows from operating activities
Net loss	$(7,333)	$(8,348)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,642	3,317
Other	370	334
Deferred taxes	(159)	29
Changes in operating assets and liabilities
Accounts receivable	(199)	770
Inventories	1,219	647
Other assets	975	432
Accounts payable	123	(1,050)
Accrued expenses and other current liabilities	(1,025)	(138)

Net cash used in operating activities	(4,387)	(4,007)

Cash flows from investing activities
Purchases of property and equipment	(549)	(234)
Purchases of investments	—	(307)
Proceeds from sale of investments	5,785	5,000

Net cash provided by investing activities	5,236	4,459

Cash flows from financing activities
Other financing activities	(17)	(4)

Net cash used in financing activities	(17)	(4)

Net effect of currency translation	(758)	326
Net increase in cash and cash equivalents	74	774
Cash and cash equivalents, beginning of period	21,216	24,353

Cash and cash equivalents, end of period	$21,290	$25,127

Rubicon Technology, Inc.

Revenue by Product Group

(in thousands)

	Three months ended March 31,	Three months ended December 31,	Three months ended March 31,
	2016	2015	2015
Core
2 Inch	$2	$10	$4,046
4 Inch	439	472	1,040
6 Inch	—	—	23

Total Core	441	482	5,109

Wafers
Polished	825	455	1,427
PSS	1,520	404	464

	2,345	859	1,891

R&D	97	105	141
Optical and other	1,404	1,010	1,769

Total	$4,287	$2,456	$8,910

Non-GAAP Disclosures

In addition to the GAAP results provided in this release, the Company has provided non-GAAP operating loss and non-GAAP loss per share for the fourth quarter of 2015. The Company’s management believes that providing these non-GAAP financial measures better enables investors to understand and evaluate the Company’s historical and prospective operating performance. The non-GAAP measures exclude the impact of certain non-cash charges which are described in the footnotes to the table below. Management excludes these items because they believe the impacts do not reflect expected future results and that their exclusion aids in the comparison of the Company’s current results with past and future operating results. These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Other Companies may calculate these non-GAAP financial measures differently than the Company does limiting the usefulness of those measures for comparative purposes.

Rubicon Technology, Inc.

Q4’15 Reconciling Items to Condensed Consolidated Statement of Operations GAAP to Non-GAAP (unaudited)

(in thousands except share and per share amounts)

	Three months ended December 31, 2015
	GAAP	Adjustments		Non-GAAP
Revenue	$2,456	$—		$2,456
Cost of goods sold	11,444	(2,237	)(a)	9,207

Gross loss	(8,988)	2,237		(6,751)
General and administrative expenses	2,296			2,296
Sales and marketing expenses	384			384
Research and development expenses	616			616
Loss on disposal of assets	25			25

Total operating expenses	3,321			3,321

Loss from operations	(12,309)	2,237		(10,072)
Other (expense) income:
Interest income and other (expense) income, net	153			153

Loss before income taxes	(12,156)	2,237		(9,919)
Income tax (expense) benefit	(550)	545	(b)	(5)

Net loss	$(12,706)	$2,782		$(9,924)

Net loss per common share:
Basic	$(0.49)	$0.11		$(0.38)
Diluted	$(0.49)	$0.11		$(0.38)
Weighted average common shares outstanding used in computing net loss per common share:	26,192,838	26,192,838		26,192,838

(a)	Charges related to revaluation of raw materials to estimated replacement cost.
(b)	Change in estimated deferred taxes related to third quarter 2015 impairment charge.